Exhibit 99.1

Human Nutrition & Health | Animal Nutrition & Health | Specialty Products
Balchem Corporation Reports Record First Quarter Sales of $232.5 Million, with Net Earnings of $22.7 Million, GAAP EPS of $0.70, and Adjusted EPS of $0.94

Montvale, NJ, April 28, 2023 - Balchem Corporation (NASDAQ: BCPC) reported today first quarter net sales of $232.5 million for 2023, compared to net sales of $228.9 million in the prior year quarter. First quarter net earnings were $22.7 million for 2023, compared to net earnings of $28.9 million for the first quarter 2022, with adjusted net earnings(a) of $30.6 million, compared to $33.4 million in the prior year quarter. First quarter adjusted EBITDA(a) was $56.1 million, compared to $53.6 million in the prior year quarter.

First Quarter 2023 Financial Highlights:
•Record first quarter net sales were $232.5 million, an increase of $3.7 million, or 1.6%, compared to the prior year.
•Record first quarter adjusted EBITDA was $56.1 million, an increase of $2.5 million, or 4.8%, from the prior year.
•GAAP net earnings were $22.7 million, a decrease of $6.2 million, or 21.5% from the prior year. These net earnings resulted in GAAP earnings per share of $0.70.
•Adjusted net earnings were $30.6 million, a decrease of $2.8 million or 8.3% from the prior year. These adjusted net earnings resulted in adjusted earnings per share(a) of $0.94.
•The effective tax rate of 22.0% was 111 basis points lower than the prior year tax rate of 23.1%.
•Cash flows from operations were $34.8 million for the first quarter 2023, an increase of 396.2% from the prior year, with quarterly free cash flow(a) of $25.2 million.

Recent Highlights:
•On April 26, we released our 2022 Sustainability Report, which captures the Company's continued commitment to managing our Environmental, Social and Governance (ESG) performance. Our sustainability initiatives are embedded in our business strategies and our Sustainability Report captures the progress made towards not only our 2030 goals around greenhouse gas emissions and water usage reduction by 25%, but also our continued commitment toward advancing diversity, inclusion, and belonging at Balchem.

Ted Harris, Chairman, President, and CEO of Balchem said, “We delivered solid first quarter financial performance with sales and adjusted EBITDA growth both compared to prior year's very strong results, and sequentially compared to the fourth quarter of 2022. The markets continue to be challenging with a high degree of uncertainty around the broader economic outlook, but Balchem’s resilience and strong market positions enabled us to continue to deliver solid financial results within this difficult economic backdrop.”
Mr. Harris added, “I am also very pleased with our progress around our environmental, social, and governance efforts as detailed in our Sustainability Report. Sustainability is at the heart of our company’s higher purpose of making the world a healthier place and we continue to make good progress towards our goals, while acting as strong stewards of all of our stakeholders.”

5 Paragon Drive Montvale, NJ 07645 balchem.com	p.845.326.5600 f. 845.326.5702

Balchem Corporation (NASDAQ:BCPC)
Results for Period Ended March 31, 2023 (unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2023	2022
Net sales	$232,540	$228,867
Gross margin	73,170	71,506
Operating expenses	38,762	33,170
Earnings from operations	34,408	38,336
Other expense	5,289	706
Earnings before income tax expense	29,119	37,630
Income tax expense	6,409	8,700
Net earnings	$22,710	$28,930

Diluted net earnings per common share	$0.70	$0.89

Adjusted EBITDA(a)	$56,120	$53,574
Adjusted net earnings(a)	$30,581	$33,357
Adjusted net earnings per common share(a)	$0.94	$1.03

Shares used in the calculations of diluted and adjusted net earnings per common share	32,415	32,475

(a)	See “Non-GAAP Financial Information” for a reconciliation of GAAP and non-GAAP financial measures.

Financial Results for the First Quarter of 2023:

The Human Nutrition & Health segment generated quarterly sales of $132.7 million, an increase of $10.2 million, or 8.3%, compared to the prior year quarter. The increase was primarily driven by the contribution from recent acquisitions, partially offset by lower sales within the minerals and nutrients business and food and beverage markets. First quarter earnings from operations for this segment of $18.4 million decreased $1.9 million, or 9.2%, compared to $20.3 million in the prior year quarter, primarily due to increases in manufacturing input costs and increased operating expenses and amortization related to recent acquisitions, partially offset by higher average selling prices. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets and other adjustments, adjusted earnings from operations(a) for this segment were $26.8 million, compared to $24.3 million in the prior year quarter, an increase of 10.5%. Sequentially, compared with the fourth quarter of 2022, sales increased 1.7% in the first quarter of 2023 and adjusted earnings from operations increased 14.1%.
The Animal Nutrition & Health segment generated quarterly sales of $64.9 million, a decrease of $4.5 million, or 6.4%, compared to the prior year quarter. The decrease was driven by lower sales in both monogastric and ruminant species markets in Europe and an unfavorable impact related to changes in foreign currency exchange rates, partially offset by higher sales in both monogastric and ruminant species markets in North America. First quarter earnings from operations for this segment of $9.5 million decreased $1.8 million, or 16.1%, compared to $11.3 million in the prior year quarter, primarily due to the aforementioned lower sales, increases in manufacturing input costs and higher operating costs, partially offset by pricing actions. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets and other adjustments, adjusted earnings from operations for this segment were $9.9 million compared to $11.5 million in the prior year quarter, a decrease of 13.4%. Sequentially, compared with the fourth quarter of 2022, sales and adjusted earnings were essentially flat in the first quarter of 2023.

The Specialty Products segment generated quarterly sales of $32.2 million, a decrease of $1.1 million, or 3.3%, compared to the prior year quarter, primarily due to lower plant nutrition sales and an unfavorable impact related to changes in foreign currency exchange rates, partially offset by higher sales of products in the performance gases business. Earnings from operations for this segment were $7.9 million, compared to $7.8 million in the prior year comparable quarter, an increase of

Page | 2

Balchem Corporation (NASDAQ:BCPC)
$0.2 million, or 2.4%, primarily driven by higher average selling prices, partially offset by lower sales volumes, higher manufacturing input costs, and higher operating expenses. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets and other adjustments, adjusted earnings from operations for this segment were $9.0 million, compared to $8.9 million in the prior year quarter, an increase of 1.1%. Sequentially, compared with the fourth quarter of 2022, sales increased 1.3% in the first quarter of 2023 and adjusted earnings from operations were essentially flat.
Consolidated gross margin for the quarter ended March 31, 2023 of $73.2 million increased by $1.7 million or 2.3%, compared to $71.5 million for the prior year comparable period. Gross margin as a percentage of sales was 31.5% as compared to 31.2% in the prior year period, an increase of 30 basis points, primarily due to higher average selling prices partially offset by increases in certain manufacturing input costs. Operating expenses of $38.8 million for the quarter increased $5.6 million from the prior year comparable quarter, primarily due to incremental expenses and amortization from the Kappa and Bergstrom acquisitions. Excluding non-cash operating expenses associated with amortization of intangible assets of $6.7 million, operating expenses were $32.1 million, or 13.8% of sales.
Interest expense was $5.6 million and $0.5 million in the first quarter of 2023 and 2022, respectively. Our effective tax rates for the three months ended March 31, 2023 and 2022 were 22.0% and 23.1%, respectively. The decrease in the effective tax rate from the prior year was primarily due to higher tax benefits from stock based compensation, an increase in certain tax credits and certain lower state taxes.
For the quarter ended March 31, 2023, cash flows provided by operating activities were $34.8 million, and free cash flow was $25.2 million. The $219.1 million of net working capital on March 31, 2023 included a cash balance of $60.2 million, dividend payments of $22.9 million, and capital expenditures and intangible assets acquired of $9.7 million. The cash balance also reflects the net repayments of the revolving loan of $9.0 million.
Ted Harris said, “The Balchem team delivered record first quarter sales and adjusted EBITDA results, once again highlighting the resilience of our business model, particularly in light of the persistent market volatility and economic uncertainty we are experiencing. We are well positioned in the markets we serve and remain confident in the long-term growth outlook for our markets as we continue to focus on progressing our strategic growth initiatives in 2023 and beyond.”

Page | 3

Balchem Corporation (NASDAQ:BCPC)
Quarterly Conference Call

A quarterly conference call will be held on Friday, April 28, 2023, at 11:00 AM Eastern Time (ET) to review first quarter 2023 results. Ted Harris, Chairman, President and CEO and Martin Bengtsson, CFO will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for replay two hours after the conclusion of the call through end of day Friday, May 12, 2023. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use conference ID #13737969.

Segment Information

Balchem Corporation reports three business segments: Human Nutrition & Health, Animal Nutrition & Health, and Specialty Products. The Human Nutrition & Health segment delivers customized food and beverage ingredient systems, as well as key nutrients into a variety of applications across the food, supplement and pharmaceutical industries. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets. Through Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries, and also provides chelated minerals to the micronutrient agricultural market. Sales and production of products outside of our reportable segments and other minor business activities are included in "Other and Unallocated".

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect our expectation or belief concerning future events that involve risks and uncertainties. These forward-looking statements generally are identified by the words "believe," "project," "expect," "anticipate," "estimate," "forecast," "outlook," "intend," "strategy," "future," "opportunity," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result," or the negative thereof or variations thereon or similar expressions generally intended to identify forward-looking statements. Actions and performance could differ materially from what is contemplated by the forward-looking statements contained in this release. Factors that might cause differences from the forward-looking statements include those referred to or identified in Balchem’s Annual Report on Form 10-K for the year ended December 31, 2022 and other factors that may be identified elsewhere in this release or in our other SEC filings. Reference should be made to such factors and all forward-looking statements are qualified in their entirety by the above cautionary statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Jacqueline Yarmolowicz, Balchem Corporation (Telephone: 845-326-5600)

Page | 4

Balchem Corporation (NASDAQ:BCPC)

Selected Financial Data (unaudited)
($ in 000’s)

Business Segment Net Sales:	Three Months Ended March 31,
	2023	2022
Human Nutrition & Health	$132,653	$122,445
Animal Nutrition & Health	64,889	69,342
Specialty Products	32,231	33,334
Other and Unallocated (b)	2,767	3,746
Total	$232,540	$228,867

Business Segment Earnings Before Income Taxes:	Three Months Ended March 31,
	2023	2022
Human Nutrition & Health	$18,435	$20,303
Animal Nutrition & Health	9,498	11,321
Specialty Products	7,946	7,761
Other and Unallocated (b)	(1,471)	(1,049)
Interest and other expense	(5,289)	(706)
Total	$29,119	$37,630

(b) Other and Unallocated consists of a few minor businesses which individually do not meet the quantitative thresholds for separate presentation and corporate expenses that have not been allocated to a segment. Unallocated corporate expenses consist of: (i) Transaction and integration costs, ERP implementation costs, and unallocated legal fees totaling $565 and $304 for the three months ended March 31, 2023 and 2022, respectively, and (ii) Unallocated amortization expense of $312 and $738 for the three months ended March 31, 2023 and 2022, respectively, related to an intangible asset in connection with a company-wide ERP system implementation.

Page | 5

Balchem Corporation (NASDAQ:BCPC)

Selected Balance Sheet Items
(Dollars in thousands)	March 31, 2023	December 31, 2022
	(unaudited)

Cash and Cash Equivalents	$60,199	$66,560
Accounts Receivable, net	131,369	131,578
Inventories	124,768	119,668
Other Current Assets	19,267	17,997
Total Current Assets	335,603	335,803

Property, Plant & Equipment, net	276,103	271,355
Goodwill	774,361	769,509
Intangible Assets with Finite Lives, net	209,470	213,295
Right of Use Assets	17,513	19,432
Other Assets	15,715	15,118
Total Assets	$1,628,765	$1,624,512

Current Liabilities	$116,523	$140,042
Revolving Loan	431,569	440,569
Deferred Income Taxes	62,919	62,784
Other Long-Term Obligations	44,338	42,833
Total Liabilities	655,349	686,228

Stockholders' Equity	973,416	938,284

Total Liabilities and Stockholders' Equity	$1,628,765	$1,624,512

Page | 6

Balchem Corporation (NASDAQ:BCPC)
Balchem Corporation
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(unaudited)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net earnings	$22,710	$28,930
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	13,646	11,928
Stock compensation expense	4,770	3,077
Other adjustments	111	336
Changes in assets and liabilities	(6,399)	(37,250)
Net cash provided by operating activities	34,838	7,021

Cash flows from investing activities:
Cash paid for acquisition, net of cash acquired	(341)	—
Capital expenditures and intangible assets acquired	(9,720)	(10,256)
Proceeds from insurance and sale of assets	—	184
Net cash used in investing activities	(10,061)	(10,072)

Cash flows from financing activities:
Proceeds from revolving loan	13,000	20,000
Principal payments on revolving loan	(22,000)	—
Principal payments on finance lease	(55)	(41)
Proceeds from stock options exercised	2,453	498
Dividends paid	(22,867)	(20,703)
Purchase of treasury stock	(3,849)	(34,599)
Net cash used in financing activities	(33,318)	(34,845)

Effect of exchange rate changes on cash	2,180	(877)

(Decrease) increase in cash and cash equivalents	(6,361)	(38,773)

Cash and cash equivalents, beginning of period	66,560	103,239
Cash and cash equivalents, end of period	$60,199	$64,466

Page | 7

Balchem Corporation (NASDAQ:BCPC)
Non-GAAP Financial Information

In addition to disclosing financial results in accordance with United States (U.S.) generally accepted accounting principles (GAAP), this earnings release contains non-GAAP financial measures that we believe are helpful in understanding and comparing our past financial performance and our future results. The non-GAAP financial measures in this press release include adjusted gross margin, adjusted earnings from operations, adjusted net earnings and the related adjusted per diluted share amounts, EBITDA, adjusted EBITDA, adjusted income tax expense, and free cash flow. The non-GAAP financial measures disclosed by the company exclude certain business combination accounting adjustments and certain other items related to acquisitions, certain equity compensation, and certain one-time or unusual transactions. Detailed non-GAAP adjustments are described in the reconciliation tables below and also explained in the related footnotes. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Investors should not consider non-GAAP measures as alternatives to the related GAAP measures.

Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Table 1
Reconciliation of Non-GAAP Measures to GAAP
(Dollars in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2023	2022
Reconciliation of adjusted gross margin
GAAP gross margin	$73,170	$71,506
Inventory valuation adjustment (1)	1,202	—
Amortization of intangible assets and finance lease (2)	681	329
Adjusted gross margin	$75,053	$71,835

Reconciliation of adjusted earnings from operations
GAAP earnings from operations	$34,408	$38,336
Inventory valuation adjustment (1)	1,202	—
Amortization of intangible assets and finance lease (2)	7,350	5,961
Transaction and integration costs, ERP implementation costs, and unallocated legal fees (3)	2,165	304
Adjusted earnings from operations	$45,125	$44,601

Reconciliation of adjusted net earnings
GAAP net earnings	$22,710	$28,930
Inventory valuation adjustment (1)	1,202	—
Amortization of intangible assets and finance lease (2)	7,422	6,032
Transaction and integration costs, ERP implementation costs, and unallocated legal fees (3)	2,165	304
Income tax adjustment (4)	(2,918)	(1,909)
Adjusted net earnings	$30,581	$33,357

Adjusted net earnings per common share - diluted	$0.94	$1.03

Page | 8

Balchem Corporation (NASDAQ:BCPC)
The following table sets forth a reconciliation of Net Income calculated using amounts determined in accordance with GAAP to EBITDA and to Adjusted EBITDA for the three months ended March 31, 2023 and 2022.

Table 2
(unaudited)

	Three Months Ended March 31,
	2023	2022
Net income - as reported	$22,710	$28,930
Add back:
Provision for income taxes	6,409	8,700
Other expense	5,289	706
Depreciation and amortization	13,575	11,857
EBITDA	47,983	50,193
Add back certain items:
Non-cash compensation expense related to equity awards	4,770	3,077
Inventory valuation adjustment (1)	1,202	—
Transaction and integration costs, ERP implementation costs, and unallocated legal fees (3)	2,165	304
Adjusted EBITDA	$56,120	$53,574

The following table sets forth a reconciliation of our GAAP effective income tax rate to our non-GAAP effective income tax rate for the three months ended March 31, 2023 and 2022.

Table 3
(unaudited)

	Three Months Ended March 31,
	2023	Effective Tax Rate	2022	Effective Tax Rate
GAAP Income Tax Expense	$6,409	22.0%	$8,700	23.1%
Impact of ASU 2016-09 (5)	396		380
Adjusted Income Tax Expense	$6,805	23.4%	$9,080	24.1%

The following table sets forth a reconciliation of net cash provided by operating activities to free cash flow for the three months ended March 31, 2023 and 2022.

Table 4
(unaudited)

	Three Months Ended March 31,
	2023	2022
Net cash provided by operating activities	$34,838	$7,021
Capital expenditures and capitalized ERP implementation costs	(9,612)	(9,774)
Free cash flow	$25,226	$(2,753)

Page | 9

Balchem Corporation (NASDAQ:BCPC)

(1) Inventory valuation adjustment: Business combination accounting principles require us to measure acquired inventory at fair value. The fair value of inventory reflects the acquired company's cost of manufacturing plus a portion of the expected profit margin. The non-GAAP adjustment to our cost of sales excludes the expected profit margin component that is recorded under business combination accounting principles. We believe the adjustment is useful to investors as an additional means to reflect cost of sales and gross margin trends of our business.

(2) Amortization of intangible assets and finance lease: Amortization of intangible assets and finance lease consists of amortization of customer relationships, trademarks and trade names, developed technology, regulatory registration costs, patents and trade secrets, capitalized loan issuance costs, other intangibles acquired primarily in connection with business combinations, an intangible asset in connection with a company-wide ERP system implementation, and one finance lease. We record expense relating to the amortization of these intangibles and finance lease in our GAAP financial statements. Amortization expenses for our intangible assets and finance lease are inconsistent in amount and are significantly impacted by the timing and valuation of an acquisition. Consequently, our non-GAAP adjustments exclude these expenses to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.

(3) Transaction and integration costs, ERP implementation costs and unallocated legal fees: Transaction and integration costs related to acquisitions and divestitures are expensed in our GAAP financial statements. ERP implementation costs related to a company-wide ERP system implementation are expensed in our GAAP financial statements. Unallocated legal fees for transaction-related non-compete agreement disputes are expensed in our GAAP financial statements. Management excludes these items for the purposes of calculating Adjusted EBITDA and other non-GAAP financial measures. We believe that excluding these items from our non-GAAP financial measures is useful to investors because these are items associated with transactions that are inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

(4) Income tax adjustment: For purposes of calculating adjusted net earnings and adjusted diluted earnings per share, we adjust the provision for (benefit from) income taxes to tax effect the taxable and deductible non-GAAP adjustments described above as they have a significant impact on our income tax (benefit) provision. Additionally, the income tax adjustment is adjusted for the impact of adopting ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting” and uses our non-GAAP effective rate applied to both our GAAP earnings before income tax expense and non-GAAP adjustments described above. See Table 3 for the calculation of our non-GAAP effective tax rate.

(5) Impact of ASU 2016-09: The primary impact of ASU No. 2016-09, "Improvements to Employee Share-Based Payment Accounting" ("ASU 2016-09"), was the recognition during the three months ended March 31, 2023 and 2022, of excess tax benefits as a reduction to the provision for income taxes and the classification of these excess tax benefits in operating activities in the consolidated statement of cash flows instead of financing activities.

Page | 10